 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

 FORM 8-K

 CURRENT REPORT
Pursuant to Section 13 or 15(d)
of The Securities Exchange Act of 1934

Date of report (Date of earliest event reported): January 7, 2026

V2X, Inc.
(Exact Name of Registrant as Specified in Its Charter)

Indiana
(State or Other Jurisdiction of Incorporation)

001-36341	38-3924636
(Commission	(IRS Employer
File Number)	Identification No.)

2100 Reston Parkway, Suite 300
Reston, VA 20191
(Address of Principal Executive Offices) (Zip Code)

(571) 481-2000
(Registrant's Telephone Number, Including Area Code)

Securities Registered Under Section 12(b) of the Act:

Title of each class	Trading symbol(s)	Name of each exchange on which registered
Common Stock, Par Value $0.01 Per Share	VVX	New York Stock Exchange

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (§230.405 of this chapter) or Rule 12b-2 of the Securities Exchange Act of 1934 (§240.12b-2 of this chapter).

Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On January 7, 2026, the Board of Directors (the “Board”) of V2X, Inc. (the “Company”), upon recommendation by the Nominating and Governance Committee of the Board, elected to increase the size of the Board from 7 members to 10 members and appointed Nicole B. Theophilus, Gerard A. Fasano and Ross S. Niebergall, effective immediately, as new members of the Board to serve as a Class I, Class II and Class III Director, respectively, or until his or her successor is duly elected and qualified or until his or her earlier death, resignation or removal. In addition, the Board appointed Ms. Theophilus as a member of the Compensation and Human Capital Committee, appointed Mr. Fasano as a member of the Audit Committee, and appointed Mr. Niebergall to replace Mr. Widman as a member of the Nominating and Governance Committee.

Ms. Theophilus, age 55, currently serves as Executive Vice President and Chief Administrative Officer of Wabtec Corporation (“Wabtec”) (NYSE: WAB), a global provider of equipment, systems, digital solutions and value-added services, since July 2024. Ms. Theophilus also serves as a director of the Wabtec Foundation, the philanthropic impact arm of Wabtec. She previously served as Wabtec’s Executive Vice President and Chief Human Resources Officer from August 2020 to March 2024. She was also the Executive Vice President and Chief Human Resources for West Corporation from April 2016 to February 2018 and for ConAgra Foods from November 2009 to August 2015. Ms. Theophilus serves as a Chair of the Board and member of Budget and Compensation Committee of Midwest Housing Equity Inc. since 2019 and serves as a board member of Pittsburgh Symphony Orchestra since 2022 and of Leadership Pittsburgh since 2025. Ms. Theophilus has a Bachelor’s degree and a Master of Business Administration from Drake University and a juris doctor from University of Nebraska College of Law.

Mr. Fasano, age 60, served as Executive Vice President, Chief Growth Officer of Leidos Holdings, Inc. (“Leidos”) (NYSE: LDOS), a technology, engineering, and consulting company, from January 2024 to April 2025. Previously, he served as President for Leidos’ Defense Group from October 2018 to January 2024. Mr. Fasano also served as Chief of Business Development and Strategy Officer of Leidos from 2016 to 2018. Prior to joining Leidos, Mr. Fasano served as the head of the Information Systems & Global Solutions business development and mergers and acquisition organization and was general manager for the Defense Group at Lockheed Martin Corporation, an aerospace, defense, and technology company. Mr. Fasano has served as a member of the board of trustees of Hampton University since 2025, a consultant with Veritas Capital Fund Management, LLC since 2025 and a member of the advisory board of Villanova University, College of Engineering, since 2016. Mr. Fasano has a Bachelor’s degree and a Master’s degree in electrical engineering from Villanova University.

Dr. Niebergall, age 62, served as President of the Aerojet Rocketdyne segment for L3Harris Technologies, Inc. (“L3Harris”) (NYSE: LHX), an aerospace and defense technology company, from July 2023 to February 2025. Previously, Dr. Niebergall served as Vice President and Chief Technology Officer of L3Harris from July 2019 to February 2023. Dr. Niebergall joined Harris Corporation, a major U.S. defense and communications technology company, in 2017, to serve as its Vice President and Chief Technology Officer until the company’s merger with L3 Technologies in 2019. He previously served as a Vice President of Engineering and Technology of the Intelligence, Information and Services unit of Raytheon Technologies Corporation, an aerospace and defense company. Dr. Niebergall has a Bachelor’s degree in mathematics from the University of Regina in Canada, and a Master’s and Doctorate degree in mathematics from the University of Notre Dame.

As a newly appointed director of the Company, each of Ms. Theophilus, Mr. Fasano and Dr. Niebergall is eligible to participate in the Company’s director compensation program as previously approved by the Compensation and Human Capital Committee, which will consist of an annual cash retainer of $105,000 and an annual award of restricted stock units (“RSUs”) with a value of $165,000. With their appointment, each new director will receive a prorated amount of the cash retainer and RSUs for the remainder of the compensation period anticipated under the current non-employee director compensation program with such RSU awards to vest in full on the date of the 2026 annual meeting of shareholders of the Company. In addition, each of Ms. Theophilus, Mr. Fasano and Dr. Niebergall has entered into the Company’s form of director indemnification agreement.

There is no arrangement or understanding between each of Ms. Theophilus, Mr. Fasano and Dr. Niebergall and any other person pursuant to which Ms. Theophilus, Mr. Fasano or Dr. Niebergall was appointed as a director of the Company. There are no related persons transactions (within the meaning of Item 404(a) of Regulation S-K) involving Ms. Theophilus, Mr. Fasano or Dr. Niebergall and the Company.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Dated: January 8, 2026	V2X, INC.

	By:	/s/ Sarita B. Malakar
Sarita B. Malakar
Corporate Secretary